Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-267661 and 333-265700) on Form S-8 of our report dated June 26, 2023, except for Note 20, as to which the date is June 25, 2025, with respect to the consolidated financial statements of John Wiley & Sons, Inc. and subsidiaries.

/s/ KPMG LLP
New York, New York
June 25, 2025